Exhibit 5.1
Taft Stettinius & Hollister LLP
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
May 9, 2024

Centerspace
3100 10th Street SW
Post Office Box 1988
Minot, North Dakota 58702

Re: Registration Statement on Form S-3 (File No. 333-274317)

Ladies and Gentlemen:

Reference is made to the above-captioned registration statement on Form S-3 (the “Registration Statement”) filed by Centerspace, a North Dakota real estate investment trust (the “Company”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Company to be offered from time to time. We have acted as counsel to the Company in connection with a prospectus supplement dated May 9, 2024 (the “Prospectus Supplement”) to the prospectus dated September 1, 2023 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of its common shares of beneficial ownership, no par value per share, having an aggregate offering price of up to $250,000,000 (the “Shares”) in accordance with that certain Equity Distribution Agreement, dated as of September 10, 2021, as amended on May 9, 2024 (the “Distribution Agreement”), among the Company, Centerspace, LP, a North Dakota Limited Partnership, and each of BMO Capital Markets Corp., BofA Securities, Inc., BTIG, LLC, Jefferies LLC, Piper Sandler & Co., Raymond James & Associates, Inc., and UBS Securities LLC, as sales agent, forward seller (except with respect to BTIG, LLC) and/or principal, and Nomura Securities International, Inc. (acting through BTIG, LLC as its agent), as forward seller to Nomura Global Financial Products, Inc., its relevant forward purchaser, and each of Bank of Montreal, Bank of America, N.A., Jefferies LLC, Nomura Global Financial Products, Inc., Piper Sandler & Co., Raymond James & Associates, Inc. and UBS AG London Branch, as forward purchaser. The Shares had previously been offered pursuant to a prospectus supplement dated September 10, 2021 under an earlier registration statement on Form S-3 (File No. 333-248572), which expired on September 3, 2023. The Prospectus Supplement is being filed under the Registration Statement to continue the offer and sale of the Shares pursuant to the Distribution Agreement.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

As to questions of fact material to our opinions, we have relied upon the certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Distribution Agreement and the resolutions of the Board of Trustees of the Company, adopted by written action dated September 10, 2021, and at a meeting on August 19 and 20, 2021, will be validly issued, fully paid and non-assessable.

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law. Our opinions expressed above are limited to the laws of the State of North Dakota, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and that we may be referred to under a similar heading in a prospectus supplement filed after the effective date of the Registration Statement. We hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ TAFT STETTINIUS & HOLLISTER LLP